EXHIBIT 10.16

EMPLOYMENT AGREEMENT

     This Employment Agreement is made and entered into as of the 1st day of June, 2002, by and between EXCHANGE UNDERWRITERS, INC., a Pennsylvania corporation (the “Company”), and RICHARD B. BOYER (“Boyer”).

WITNESSETH:

     WHEREAS, contemporaneously herewith, a majority of the outstanding shares of the Company’s capital stock is being purchased from Boyer by FedFirst Exchange Corporation (the “Buyer”) pursuant to a Stock Purchase Agreement dated May 29, 2002 (the “Purchase Agreement”); and

     WHEREAS, Boyer has heretofore both owned and been employed as Chief Executive Officer of the Company; and

     WHEREAS, as a condition of the closing under the Purchase Agreement, Boyer shall be employed by the Company on the following terms and conditions.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and in further consideration of the facts set forth above, and intending to be legally bound hereby, the parties agree as follows:

Section 1. Employment.

     The Company shall employ Boyer, and Boyer accepts employment by the Company, on the terms and conditions contained in this Agreement, for a period of six (6) years commencing as of the date hereof, unless Boyer’s employment is earlier terminated as hereinafter set forth or extended by mutual agreement of the parties. In addition, the Company shall have the option to renew this Agreement for a second period of six (6) years, upon the same terms and conditions, by giving written notice of such renewal not less than ninety (90) days prior to the expiration of the first six-year period. The period of Boyer’s employment hereunder is sometimes hereinafter referred to as the “Employment Period” and a “year” of employment shall refer to a.twelve (12) month period commencing on the commencement date of the term hereof and each anniversary of the commencement date.

Section 2. Duties and Extent of Service.

     Boyer shall serve the Company as its Chief Operating Officer and, subject to the control and direction of the Company’s Chief Executive Officer and, secondarily, its Board of Directors (the “Board”), shall pet-faun such services and duties as he has heretofore perfoined for the Company, such additional services and duties as relate to the position of Chief Operating Officer, and consistent with such position, such services and duties as the Board may reasonably assign or delegate to him from time to time. Boyer shall devote substantially his entire time and attention during regular business hours (and outside those hours, when reasonably necessary to his duties hereunder) to, and will use his best energies and abilities in the performance of, his duties for the Company and the promotion of its interests. During the team of his employment hereunder, Boyer shall be appointed a Vice President of the Company’s parent, First Federal Savings Bank (the “Bank”) and be elected to the Bank’s Board of Directors. In addition, Boyer shall hold such other offices within the Company or any affiliate of the Company to which he may from time to time consent to be elected or appointed. Boyer agrees to resign from any position he may hold at the Bank and/or on the Bank’s Board of Directors, upon his termination of employment with the Bank. Boyer’s duties hereunder shall be performed at the Company’s facilities in Canonsburg, Pennsylvania, or such other locations as the Board shall reasonably determine. Boyer shall have no authority to contract for or to obligate the Company outside the ordinary course of the Company’s business unless the Board shall specifically confer such authority.

Section 3. Compensation.

          (a) Base Salary. Throughout the Employment Period, Boyer shall be entitled to receive a base salary (“Base Salary”) of $100,000 plus (i) 20% of all commissions received by the Company from sales and/or renewals of insurance policies to Coveralls of North America or any affiliate, franchisee or other entity licensed to utilize the “Coveralls” trademark (collectively, the “Coveralls Account”), and (ii) 25% of all first-year commissions generated by Boyer and received by the Company from sales of insurance policies to new customers of the Company. The Base Salary shall be paid as and when accrued, in semi-monthly installments in accordance with the Company’s normal payroll schedule. In the event of a material change during the Employment Period in Boyer’s duties and responsibilities as the Company’s Chief Operating Officer which results in Boyer having greater administrative obligations and being less able to generate new commissions, the Base Salary shall be reviewed by the Company and adjusted to reflect any such change so that Boyer will receive compensation commensurate with that paid to executives with similar responsibilities in comparable agencies.

          (b) Fringe Benefits. Boyer shall be entitled to health and welfare, vacation and other employee fringe benefits, including life and disability insurance, on an equivalent basis to senior officers of the Bank. Moreover, throughout the term of the Agreement, Boyer shall be provided with the use of a Company-owned or leased automobile.

Section 4. Business Expenses.

     It is understood that Boyer will, from time to time, incur reasonable business expenses in connection with his employment. The Company will provide an expense account for Boyer from which he shall be reimbursed for any such expenses, provided he shall present a reasonably substantiated, itemized written account of such expenses.

Section 5. Disability.

          (a) Disability Defined. As used in this Agreement, the words “disability” or “disabled” shall mean Boyer’s inability to perform his nolmal full-time duties for the Company due to physical, mental or emotional incapacity or impaiinient. The determination of whether Boyer currently is, or previously was, disabled during any period of his employment shall be made by an independent physician selected by mutual agreement of the Company and Boyer, or if they are unable to agree on the selection of a physician, then by the consensus of three (3) independent physicians, each of whom shall be appropriately qualified to make the determination. One such physician shall be selected by the Company, one by Boyer, and those two shall then select a third. The physician or physicians shall also fix the commencement date of any period of disability, whether currently or retroactively, and shall determine if and when such period of disability terminates. Boyer agrees to submit to such examinations and testing as may be reasonably necessary in order to make any such evaluation. If a single physician is agreed upon, all costs incurred in making such determinations, including the physician’s fees, shall be paid by the Company. Otherwise, such costs shall be equally split between the Company and Boyer.

          (b) Continuation of Employment: Termination. If Boyer is disabled, his employment under this Agreement shall continue for a period of six (6) months following the commencement of his disability. If Boyer’s disability ends during such six-month period, he shall have the right to resume his full-time duties for the Company. If Boyer’s disability continues for six (6) months, then at the expiration of such six-month period, his employment and this Agreement shall, at the Company’s option, terminate.

               For purposes of determining whether Boyer has been disabled for a period of at least six months, if Boyer, having once been disabled, shall again be disabled for a succeeding period or periods, such period or periods shall be considered as continuations of the first for the purposes of this Agreement. This rule shall not apply, however, and a new period of disability shall be commenced, if either of the following conditions is met:

               (1) Boyer returns to full-time duty for three consecutive months between any two periods of disability; or

               (2) A determination is made that the causes of the periods of disability are unrelated. Such determination shall be made in the same manner as set forth in the preceding section 5(a) relating to the determination of disability.

          (b) Disability Insurance. Any disability insurance benefits which Boyer receives directly from an insurance carrier which are payable under a policy which has been financed by the Company shall reduce, dollar for dollar, Boyer’s salary during his disability. The Company agrees, however, that any such insurance payments received by the Company or Boyer after Boyer’s right to receive salary under this Agreement shall have terminated shall be the property of Boyer and, if received by the Company, shall be promptly paid over to Boyer.

Section 6. Proprietary Information, Loyalty and Non-Competition.

          (a) Confidentiality. Boyer acknowledges that the Company now has and will develop in the future, and that Boyer has learned and will learn in the future, valuable Proprietary Information (as defined below) relating to the business of soliciting, selling, renewing, negotiating and placing insurance policies and related products and services (the “Business”). Boyer covenants and agrees to keep the Proprietary Information in confidence and to use his best efforts, for as long as this Agreement remains in effect and for a period (the “Restriction Period”) commencing on the date hereof and ending five (5) years after the date on which Boyer ceases to be employed by the Company (the “Termination Date”), to prevent its dissemination other than in the normal and proper course of his duties or as authorized in writing by the Company’s Board. Boyer further covenants and agrees to use the Proprietary Information exclusively for the benefit of the Company during the Restriction Period.

          (b) Proprietary Information. “Proprietary Information” shall include, but not be limited to, the following types of information regarding the Company: corporate information, including contractual arrangements, plans and strategies; marketing information, including sales or product plans, strategies, tactics, methods, prospects, market research data, customer and potential customer lists; financial information, including cost and performance data; and operational information, including manufacturing processes and methods, trade secrets, and technical data; and personal information, including personnel lists. Proprietary Information includes, and is limited to, that information which is not generally known and is protected as confidential by the Company using reasonable efforts, and does not include general skills, knowledge, personal contacts and experience acquired by Boyer prior to and during his employment with the Company. Any Proprietary Information developed by Boyer during the term of this Agreement shall be the property of the Company.

          (c) Non-Solicitation. Boyer agrees that during the Restriction Period, he shall not, directly or indirectly, for his own account or as agent, servant or employee of any business entity, offer to hire or entice away or in any other manner persuade or attempt to persuade any officer or employee of the Company to discontinue or otherwise materially and adversely alter the terms of his or her relationship with the Company.

          (d) Corporate Documents. Boyer agrees that all documents of any nature pertaining to activities of the Company or to any of the foregoing matters in his possession at any time, including, without limitation, memoranda, notebooks, notes, data sheets, and records, are and shall be the property of the Company and that they and all copies of them shall be surrendered to the Company whenever requested by the Company from time to time and with or without request upon termination of Boyer’s employment.

          (e) Non-Competition. Boyer agrees and covenants that he will not, directly or indirectly, whether as an officer, director, consultant, employee, representative, agent, owner (other than as an owner of less than a 5% interest of a publicly traded company) or otherwise, (i) during the Non-Compete Period (as defined below), engage in providing services to any

Competing Business within a seventy-five (75) mile radius of any office maintained by the Company on the date hereof or on the Termination Date, or (ii) during the Restriction Period, solicit business from, or market services or products to, any person or entity which was, during a period of one (1) year prior to the Termination Date, a customer of the Company, with respect to the Business or with respect to any other products or services offered by the Company (or which the Company made plans or took preparatory steps to offer) during the aforesaid one-year period. “Competing Business” means the solicitation, sale, renewal, negotiation or placement of insurance policies and related products and services. “Non Compete Period” means the period commencing on the date hereof and ending on the later of (i) the fifth anniversary of the date hereof, or (ii) in the case of a termination of this Agreement without Cause by the Company pursuant to Section 7(d) hereof or a Just Cause Termination as defined in Section 7(f) hereof, the date on which the Company ceases to pay Boyer’s Base Salary in accordance with Section 7(f) hereof, and in the case of any other termination of this Agreement, the date which is two (2) years after the Termination Date.

          (f) Severability. It is the parties’ express intention that if a court of competent jurisdiction finds or holds any provision of this section 6 to be excessively broad as to time, duration, geographical scope, activity or subject, such provision shall then be construed by limiting or reducing it so as to comport with then applicable law. In the event any such provision cannot be limited or reduced so as to comport with then applicable law, then such provision of this section 6 shall be severable from all other provisions of this section 6, and the other provisions of this section 6 shall continue to be enforceable to the fullest extent allowable.

          (g) Injunctive Relief. It is hereby acknowledged and agreed by the parties that Boyer’s violation of any of the provisions of this section 6 shall severely damage the Company’s business, and the parties recognize that such damage shall be difficult to precisely determine. Therefore, it is expressly agreed that the Company, in addition to any other remedies it may have, shall be entitled to injunctive relief against Boyer in the event of any such breach.

Section 7. Termination.

          (a) Death of Boyer. This Agreement shall automatically teuininate upon Boyer’s death.

          (b) Disability of Boyer. This Agreement shall, at the Company’s option, terminate in accordance with section 5 relating to Boyer’s disability.

          (c) Company Termination For Cause. The Company may terminate the employment of Boyer for Cause if:

               (i) the Company notifies Boyer in writing, referencing this section, of the conduct for which termination for Cause is justified; and

               (ii) Boyer fails within thirty (30) days of receipt of such notice to cure,

on a prospective basis, to the reasonable satisfaction of the Company, the conduct specified in such notice; provided, however, that such thirty-day cure period shall not be required where the conduct of Boyer falls within item C or D of the definition of Cause set forth below.

          For purposes of this section 7(c), Cause shall be determined by the Board of Directors of the Company in good faith and shall mean any of the following which is materially and demonstrably injurious to the interest, property, operations, business or reputation of the Company or its subsidiaries or affiliates:

               A. Boyer’s material breach of the terms of this Agreement;

               B. Boyer’s continuing inattention to, or neglect of, the material duties to be performed by him, other than by reason of his illness or disability;

               C. Boyer’s engaging in material acts of disloyalty (in breach of a legal duty) or dishonesty (in violation of criminal law) toward the Company; or

               D. Boyer’s engaging in conduct which has materially injured the business or reputation of the Company, or which has otherwise materially and adversely affected its interests, or which reasonably could be expected to so injure its business or reputation or so affect its interests if Boyer were retained as an employee.

          (d) Company Termination Without Cause. The Company may tell linate the employment of Boyer without Cause upon at least sixty (60) days prior written notice to Boyer. Boyer shall continue to perform his normal duties during the notice period, provided that the Board shall have the right to release Boyer from such obligation and to accelerate the Termination Date.

          (e) Boyer Termination. Boyer may resign his employment prior to the expiration of the Employment Period upon at least sixty (60) days prior written notice to the Company. Boyer shall continue to perform his normal duties during the notice period, provided that the Board shall have the right to release Boyer from such obligation and to accelerate the effective date of his resignation.

          (f) Effect of Termination. Upon termination of this Agreement and Boyer’s employment by the Company hereunder pursuant to subsections (a) through (e) above, all obligations of the Company under this Agreement, except as provided in Section 9, shall cease except that in the event of a termination of this Agreement as a result of (i) Boyer’s disability, (ii) a termination without Cause by the Company or (iii) Boyer’s Just Cause Termination (as hereinafter defined), the Company shall make monthly payments to Boyer for a period commencing on the Termination Date and ending at the scheduled expiration of the Employment Period (excluding any renewal thereof, if the Company has not then elected to renew the Employment Period for an additional six years) equal to the sum of (A) Boyer’s monthly Base Salary, plus (B) the average monthly commissions paid to Boyer during the twelve-month period ending on the termination date (or, if Boyer’s disability occurs during the first year of this Agreement, then the average monthly commissions paid during the full period of his Employment) and Boyer shall continue to be eligible for the fringe benefits outlined in Section 3 hereof for the remainder of the Employment Period. “Just Cause Termination” means a termination by Boyer of his employment with the Company which becomes effective within six (6) months following any material change in the terms and conditions of Boyer’s employment imposed by the Company (including, without limitation, changes in compensation, duties and responsibilities, or work location) and not consented to in writing by Boyer.

          (g) Applicable Taxes. All payments made after Boyer’s termination of employment shall be subject to whatever taxes the Company is required by law to withhold or pay from such amounts.

Section 8. Disputes.

     Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, including, without limitation, any dispute concerning whether Boyer may properly be terminated for Cause, shall be settled by a single arbitrator in arbitration with the American Arbitration Association conducted in Pittsburgh, Pennsylvania, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall be in writing and shall be fmal and nonappealable. The arbitrator’s authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions as found by the arbitrator. Notwithstanding the foregoing, the Company shall not be required to submit to arbitration any request for injunctive or other equitable relief for violation or alleged violation by Boyer of the provisions of section 6 hereof. In the event of arbitration or litigation with respect to Boyer’s rights under this Agreement, the prevailing party in such action (as determined by the arbitrator or court, as the case may be) shall be entitled to recover from the other party its reasonable attorneys’ fees and costs and expenses associated with the proceedings.

Section 9. Survival.

     The parties acknowledge that certain of the provisions of this Agreement have continued applicability despite the termination of Boyer’s employment hereunder. Therefore, the parties agree that the termination of Boyer’s employment shall not teiininate this Agreement as it pertains to any liability or other obligation which shall have accrued hereunder up to and including the date of termination, and the parties shall carry out and be bound by any provisions hereof which contemplate performance by them subsequent to such teimination.

Section 10. Indemnification.

     The Company shall defend and hold Boyer harmless to the fullest extent permitted by applicable law in connection with any civil or criminal claim, action, suit, investigation or proceeding arising out of or relating to performance by Boyer of services for, or action of Boyer as a director, officer or employee of the Company, or of any other person or enterprise at the request of the Company. Expenses incurred by Boyer in defending any such claim, action, suit, investigation or proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of Boyer to repay said amount if it shall ultimately be determined that Boyer is not entitled to be indemnified hereunder. The foregoing shall be in addition to, and shall not be deemed to limit in any respect, any indemnification rights Boyer may have by law, contract, charter, by-law or otherwise.

Section 11. Entire Agreement.

     This Agreement shall constitute the entire agreement between the Company and Boyer with respect to Boyer’s employment by the Company, and supersedes all prior agreements, if any, whether written or oral, between them, relating thereto. This Agreement may be amended or altered only by the written agreement of the Company and Boyer.

Section 12. Notice.

     Any notice to be given hereunder shall be deemed given when personally delivered to the party to receive such notice, or when mailed, postage prepaid, by registered or certified mail, or by express delivery service, if to the Company, to its principal office to the attention of an executive officer other than Boyer, with a copy to the Bank at P. O. Box 369, Donner at Sixth, Monessen, Pennsylvania 15062, Attention: President, and if to Boyer, to his residence address appearing on the books of the Company. Such addresses may be changed by notice in writing to the other party as aforesaid.

Section 13. Binding Effect.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of Boyer, but neither this Agreement nor any of the rights hereunder shall be assignable or delegable by Boyer.

Section 14. Severability.

     Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions hereof shall continue to be enforceable to the full extent allowable.

Section 15. Interpretation.

     This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

ATTEST:	EXCHANGE UNDERWRITERS, INC.

/s/Richard B. Boyer	By: /s/Richard B. Boyer

Name: Richard B. Boyer
Title: President

WITNESS:	BOYER:

/s/ Marilyn Faysor	/s/Richard B. Boyer

Richard B. Boyer